As filed with the Securities and Exchange Commission on August 23, 2024

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mega Matrix Corp.

(Exact name of registrant as specified in its charter)

Delaware	7394	94-3263974
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3000 El Camino Real,

Bldg. 4, Suite 200, Palo Alto, CA 94306

650-340-1888

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

212-947-7200

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

John P. Yung, Esq.

Daniel B. Eng, Esq.

Lewis Brisbois Bisgaard & Smith LLP

333 Bush Street, Suite 1100

San Francisco, CA 94104

(415) 362-2580

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	Subject To Completion	Dated August 23, 2024

Mega Matrix Corp.

Up to 2,079,545 Shares of

Common Stock

This prospectus relates to the offer and sale from time to time, on a resale basis, by the selling stockholders identified herein or their permitted transferees, of up to an aggregate of 2,079,545 shares of our common stock, par value $0.001 per share (“Common Stock”), consisting of: (i) 340,909 shares of Common Stock (the “Private Placement Common Stock”), (ii) 340,909 shares of Common Stock issuable upon exercise of pre-funded warrants held by certain selling stockholders (the “Pre-Funded Warrants”), (iii) 681,818 shares of Common Stock issuable upon exercise of Series A warrants (the “Series A Warrants”), (iv) 681,818 shares of Common Stock issuable upon exercise of Series B warrants (the “Series B Warrants”), and (v) 34,091 share of Common Stock issuable upon the exercise of placement agent warrants (the “Placement Agent Warrants” and together with the Pre-Funded Warrants, Series A Warrants and Series B Warrants, the “Warrants”) owned by certain holders. The shares of Private Placement Common Stock and Warrants were issued to the selling stockholders in connection with a private placement we completed on August 5, 2024 (the “Private Placement”).

We are not offering any shares of our common stock for sale by us under this prospectus. We are registering the shares of common stock covered by this prospectus to be sold by the selling stockholders under the terms of a registration rights agreement dated August 1, 2024 entered into with the selling stockholders in connection with the Private Placement. We will not receive any of the proceeds from the sale by the selling stockholders of the Common Stock. Upon any exercise of the Warrants in for cash, however, we will receive the exercise price of the respective Warrants.

Following the effectiveness of the registration statement of which this prospectus forms a part, the selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For more information, see “Plan of Distribution.”

Our common stock is listed on the NYSE American under the symbol “MPU.” On August 21, 2024, the last reported sales price of our common stock was $2.00 per share.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any selling stockholders. When the selling stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any prospectus supplement, and any documents we incorporate by reference into this prospectus before you make your investment decision.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______, 2024

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are incorporated by reference. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should read these factors and the other cautionary statements made in this prospectus and in the documents which we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

●	our ability to secure sufficient funding to support our current and proposed operations;

●	our ability to manage our working capital requirements efficiently;

●	the possibility that our new lines of businesses do not perform or operate as anticipated;

●	the impact of certain industry trends on our performance;

●	our ability and our customers’ ability to comply with applicable government and regulatory requirements in the numerous jurisdictions in which we and our customers operate;

●	our cyber vulnerabilities and the anticipated effects on us if a cybersecurity threat or incident were to materialize;

●	general economic, market, political and regulatory conditions, including anticipated changes in these conditions and the impact of such changes on customer demand and other facets of our business;

●	the impact of any of the foregoing on the prevailing market price and trading volume of our common stock;

●	the ongoing development of our short drama streaming business and our ability to continue development of our short drama streaming business model outside of the United States;

●	our ability to continue to be in compliance with the development of applicable regulatory regulations in connection with data, intellectual property and short video industry; and

●	our ability and our film makers’ ability to comply with applicable government and regulatory requirements in the numerous jurisdictions in which we and our film makers operate.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference and file as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC. Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the common stock described in this prospectus.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus outside of the United States.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

CERTAIN DEFINED TERMS

On March 25, 2022, the Company changed its name from “AeroCentury Corp” to “Mega Matrix Corp.” All references to the “Company,” or “AeroCentury” refers to AeroCentury Corp. together with its consolidated subsidiaries prior to March 25, 2022 and renamed “Mega Matrix Corp.” commencing on March 25, 2022.

Except where the context otherwise requires and for the purposes of this registration statement only, references to:

●	the “Company,” “we,” “MPU,” “us,” and “our” refer to the combined business of Mega Matrix Corp., formerly known as AeroCentury Corp, a Delaware corporation and its consolidated subsidiaries (including its majority-owned subsidiary, FunVerse), except where expressly noted otherwise or the context otherwise requires;

●	“Exchange Act” refers the Securities Exchange Act of 1934, as amended;

●	“digital asset” refers to any computer-generated math-based and/or cryptographic protocol that may, among other things, be used to buy and sell goods or pay for services. Cryptocurrency represent one type of digital asset;

●	“FunVerse” refers to the Company’s 60% majority-owned subsidiary FunVerse Holding Limited, a company incorporated under the laws of British Virgin Islands company;

●	“JetFleet” refers to the Company’s majority-owned subsidiary JetFleet Management Corp., a California corporation and formerly known as JetFleet Holding corporation, which is now dissolved;

●	“MTP” refers to the Company’s wholly-owned subsidiary Marsprotocol Technologies Pte. Ltd., a Singapore exempt private company limited by shares;

●	“SEC” refers to the Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“SDP” refers to the Company’s wholly-owned subsidiary Saving Digital Pte. Ltd., a Singapore exempt private company limited by shares;

●	“StaaS” refers to staking as a service; and

●	“Yuder” refers to FunVerse wholly-owned subsidiary Yuder Ptd, Ltd., a Company incorporated under the laws of Singapore.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” contained elsewhere in this prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, our Quarterly Reports on Form 10-Qs for the three months and six months ended March 31, 2024,as amended, and June 30, 2024, respectively, which have been incorporated by reference, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and any reports that we file after the date of this prospectus.

Overview

Mega Matrix Corp. is a holding company located in Palo Alto, California. Since January 2024, the Company holds 60% of the voting securities of FunVerse Holding Limited, a British Virgin Islands company (“FunVerse”) which directly owns Yuder Pte, Ltd., a Singapore corporation (“Yuder”). Yuder operates FlexTV, a short drama streaming platform based in Singapore that produces English and Thai dramas that are also translated into different languages for our users who are spread across various parts of the world such as Europe, America, and Southeast Asia. In addition to creating original dramas, Yuder also acquires third party content copyrights which it then translates and distributes on its FlexTV platform. To deliver diverse and international content to our users, Yuder produces film in various parts of the world, including, but not limited to, the United States, Mexico, Australia, Thailand, and Philippines.

Corporate History

Historically, the Company provided leasing and financing services to regional airlines worldwide and has been principally engaged in leasing mid-life regional aircraft to customers worldwide under operating leases and finance leases. In addition to leasing activities, the Company also sold aircraft from its operating lease portfolio to third parties, including other leasing companies, financial services companies, and airlines. The Company’s historic operating performance was driven by the composition of its aircraft portfolio, the terms of its leases, and the interest rate of its debt, as well as asset sales. Since September 30, 2021, the Company’s former substantially controlled subsidiary, JetFleet Management Corp, a California corporation and formerly known as JetFleet Holding Corporation (“JetFleet”) limited its services to providing aircraft advisory and management service. On August 24, 2023, per the recommendation of JetFleet’s board of directors, the Company, as a holder of a majority of the voting stock of JetFleet, elected to approve the winding up and dissolution of Jetfleet. As part of the winding up process, Jetfleet ceased providing aircraft advisory and management services. On December 14, 2023, Jetfleet was formally dissolved.

The Company’s wholly-owned subsidiary, Mega Metaverse Corp. (“Mega”) launched its non-fungible token (NFT) business in December 2021 and released its NFT game “Mano” on March 25, 2022. Mano was a competitive idle role-playing game (RPG) deploying the concept of NFTs based on blockchain technology, with a “Play-to-earn” business model that the players can earn while they play in Mega’s metaverse universe “alSpace”. Due to business reasons, the Company suspended the Mano game and the alSpace platform, and on November 4, 2022, the Company discontinued the Mano game and the alSpace platform. As the game was newly launched and not yet widely adopted by players, the discontinuance of the game did not materially impact on the Company’ s business activities.

On August 31, 2022, the Company acquired all of the equity interest in Saving Digital Pte. Ltd., a Singapore exempt private company limited by shares (“SDP”) with no operations and approximately $3,800 in cash, from our chairman Yucheng Hu for a nominal consideration of $10,000. Prior to March 5, 2024, SDP engaged in solo-staking and, prior to July 1, 2023, provided proof-of-staking technology tools. As of the date hereof, SDP has no customers.

On March 1, 2023, SDP and Bit Digital Singapore Pte. Ltd. (“Bit Digital”), entered into a shareholders’ agreement (the “Shareholders Agreement”) with Marsprotocol Technologies Pte. Ltd. (“MTP”), to provide proof-of-stake technology tools for digital assets through the staking platform “MarsProtocol”, an institutional grade non-custodial staking technology. Pursuant to the Shareholders Agreement, SDP owned 60% and Bit Digital owned 40% of MTP.  On August 4, 2023, Bit Digital terminated its investment in MTP and withdrew its capital contribution of SGD$120,000 from MTP. As a result of the transaction, SDP owns all outstanding ordinary shares of MTP. As of July 2023, MTP ceased providing non-custodial staking tools to third parties.

On April 25, 2023, SDP invested $300,000 in MarsLand Global Limited (“MarsLand”), a BVI company and held 30% interest in MarsLand. The other shareholders of MarsLand are non-affiliated. MarsLand will provide staking services to institutional clients such as Bit Digital. On July 1, 2023, MarsLand and SDP entered into a Master Right of Use and Services Agreement for a term of 12 months, pursuant to which MarsLand commits to use commercially reasonable efforts to provide SDP access to the Right of Use, including the use of Node(s) as mutually agreed, exclusively for SDP’s business purposes. In return, SDP will compensate MarsLand with a certain percentage of Net Revenue (as defined in the agreement), which percentage will be mutually agreed upon periodically. Fees could be made in U.S. dollars, USDC, USDT or ETH. Either party has the right to terminate by providing a 30-day advance notice, and on March 5,2024, the Master Right of Use and Service Agreement was terminated by the Company. As of March 31, 2024, SPD did not have any amounts payable due to Marsland. Further, SDP has successfully applied for and registered the trademark “MarsProtocol” in Singapore and has entered into a trademark license agreement with MarsLand authorizing MarsLand the right to use the MarsProtocol trademark in connection with its staking as a service (“StaaS”) business. SDP was conducting Ethereum solo-staking in Singapore, but the Company decided to focus entirely on its short drama streaming platform business, and as of March 5, 2024, it has ceased its solo-staking activities.

On August 24, 2023, per the recommendation of the board of directors of JetFleet Management Corp.(“JMC”), the Company, as a holder of a majority of the voting stock of JMC, elected to approve the winding up and dissolution of JMC. In December 2023, JMC ceased providing aircraft advisory and management services upon winding up and the Company deconsolidated JMC and its subsidiaries.

On December 26, 2023, we entered into a Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), amending and restating the original agreement and plan of merger, dated December 7, 2022, as amended, with Mega Matrix Inc., an exempted company incorporated under the laws of the Cayman Islands and our wholly-owned subsidiary (“MPU Cayman”) and MPU Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MPU Cayman (“MPU Merger Sub”) for the purpose of redomiciling the corporation from Delaware to the Cayman Islands. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the MPU Merger Sub will merge with and into the Company, with the Company as the surviving entity (“Redomicile Merger”). Following the Redomicile Merger, the Company will become a wholly-owned subsidiary of MPU Cayman, and MPU Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by us and our subsidiaries. The Merger Agreement has been approved by the Boards of Directors of each of the Company, MPU Merger Sub and MPU Cayman. The completion of the proposed transaction is subject to the required approval of the Company’s stockholders, requisite regulatory approvals, the effectiveness of the registration statement on Form F-4 filed by MPU Cayman related thereto, and other customary closing conditions. Pursuant to the Merger Agreement, the Board of Directors of the Company may exercise its discretion to terminate the Merger Agreement, and therefore abandon the Redomicile Merger contemplated therein, at any time prior to the Effective Time (as defined in Merger Agreement), including after the adoption of the Merger Agreement by the Company’s stockholders. As of the date of this prospectus, the Merger Agreement has not been adopted by our stockholders. We have set August 29, 2024 as the date for a special meeting of stockholders seeking such approval. Only stockholders of record at the close of business on July 29, 2024, are entitled to notice of and to vote at such special meeting.

On January 7, 2024, we entered into and closed a definitive Share Exchange Agreement with FunVerse, a company incorporated under the laws of the British Virgin Islands and the sole parent company of Yuder Pte, Ltd., and the shareholders of FunVerse. Following the transaction, the Company now owns sixty percent (60%) of capital stock of FunVerse. Yuder operates FlexTV, a short drama streaming platform based in Singapore that produces English and Thai dramas that are also translated into different languages for our users that are spread across various parts of the world such as Europe, America, and Southeast Asia. In addition to creating original dramas, Yuder also acquires third party content licenses which it then translates and distributes on its FlexTV platform. To deliver diverse and international content to our users, Yuder’s produces film in various parts of the world, including, but not limited to, the United States, Mexico, Australia, Thailand, and Philippines.

Recent Financings

On January 12, 2024, the Company entered into a Unit Subscription Agreement (the “Unit Agreement”) with certain investors (collectively the “January Subscribers”), pursuant to which the January Subscribers agreed, subject to certain terms and conditions of the Unit Agreement, to purchase an aggregate of 2,490,000 units (the “Units”) for an aggregate purchase price of $3,735,000, or $1.50 per unit (the “Unit Offering Purchase Price”). Each Unit consists of one (1) share of common stock of the Company, $0.001 par value, and one (1) warrant (the “Unit Warrant”), with each Unit Warrant entitling the holder to purchase one share of common stock at an exercise price of $1.50 per share at any time for a period of up to five (5) years starting six (6) months from the issuance date at which time the Unit Warrant will expire. The Unit Agreement contained customary representations, warranties and covenants of the parties, and the closing is subject to customary closing conditions. The closing of the Unit offering occurred on January 17, 2024.

On May 9, 2024, the Company signed and closed various Subscription Agreements (the “Subscription Agreements”) with certain investors (collectively, the “May Subscribers”), pursuant to which the May Subscribers agreed, subject to certain terms and conditions of the Subscription Agreement, to purchase an aggregate of 1,681,817 shares of common stock, par value $0.001 for an aggregate purchase price of $3,700,000, or $2.20 per share. The Subscription Agreements contain customary representations, warranties and covenants of the parties. The closing of the common stock offering occurred on May 9, 2024.

On May 21, 2024, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company, $0.001 par value, from 40,000,000 to 75,000,000, effective May 22, 2024.

On August 5, 2024, the Company closed a private placement with two accredited investors relating to the issuance and sale of (i) 340,909 shares of the Company’s common stock at a purchase price of $2.20 per share; (ii) pre-funded warrants to purchase 340,909 shares at a purchase price of $2.199 per pre-funded warrant; (iii) Series A common stock warrants to purchase an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share; and (iv) Series B common stock warrants to purchase an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share. The Pre-Funded Warrants are exercisable immediately upon issuance and expire when exercised in full at an exercise price of $0.001 per share. The Series A and Series B common stock warrants are exercisable immediately. The Series A common stock warrants will expire twenty-four months following the issuance date and the Series B common stock warrants will expire five and one-half years following the issuance date. The aggregate gross proceeds to the Company from the private placement were approximately $1.5 million, before deducting placement agent commissions and estimated offering expenses.

New Direction of the Company-Short Drama Industry

During the past year, the Company expended considerable efforts in conducting research into the short video drama industry that is very popular in Asia, carrying out market research in different geographical areas, and in conducting research into the most efficient means of entering into this market. On January 7, 2024, the Company entered into and closed a definitive Share Exchange Agreement with FunVerse, a company incorporated under the laws of the British Virgin Islands and the sole parent company of Yuder Pte, Ltd. (“Yuder”), and the shareholders of FunVerse. Following the transaction, the Company owns sixty percent (60%) of the capital stock of FunVerse. On August 16, 2024, the Company completed the acquisition of FunVerse through a share exchange agreement under which the Company acquired the remaining forty percent (40%) of voting capital stock of FunVerse in exchange for 1,500,000 shares of the Company’s common stock. As a result of this recent acquisition, the Company now owns 100% of the capital stock of Funverse.

Through Yuder, FunVerse now operates FlexTV, a short drama streaming platform based in Singapore that produces English and Thai dramas that are also translated into different languages for our users that are spread across various parts of the world such as Europe, America, and Southeast Asia. In addition to creating original dramas, Yuder also acquires third party content licenses which it then translates and distributes on is FlexTV platform.

Prior to FlexTV, we, through our wholly-owned subsidiary, Savings Digital Pte. Ltd., a Singapore corporation (“SDP”), conducted solo-staking of our own cryptocurrency. In March 2024, the management has made the strategic decision to terminate the solo-staking business and focus on short drama streaming platform development. In addition, in May 2024, management decided not to hold Ethereum (ETH) and has since converted all of its ETH into USDT, and in turn converted all of its USDT into U.S. dollars. As of June 30, 2024, we own no digital assets or cryptocurrencies.

FlexTV Operations

Our focus is to be a leading short drama streaming platform in the global streaming video industry. FlexTV stands out as an innovative force, introducing short dramas as a unique form of storytelling, committed to leading vertical screen entertainment globally.

Short dramas aim to capture the essence of narratives within concise time frames, typically formatted vertically for optimal viewing on mobile phones, ranging from 1 (one) to 3 (three) minutes per episode. Each episode seamlessly integrates into a series, where complete storylines unfold across 40 (forty) to over 100 (one hundred) episodes. Short dramas usually offer users a virtual escape, presenting narratives that resonate with emotions, fostering a sense of connection, and serving as a wellspring of comfort or inspiration in the digital realm.

The move from conventional TV streaming to short drama streaming is a worldwide shift, offering users enhanced options and increased flexibility in their entertainment choices. We acknowledge the significant and profound impact of short video platforms on viewer behaviors, characterized by shorter attention spans, vertical screen viewing, and increased multitasking. We leverage the substantial void between the long-form dramas provided by entities like Netflix and the predominantly influencer-created short videos.

The content characteristics of short dramas determine that they can be produced in quick batches and monetized rapidly. Users are used to scrolling through videos, movie narrations and at a faster pace. The threshold for short drama production has lowered, with lower costs, shorter cycles, and higher operational efficiency. Short dramas are more attractive, more direct, faster-paced, and better suited for mobile entertainment.

We recognize the significant impact of short video platforms like Facebook Reels, Instagram Reels, YouTube Shorts, TikTok, and others on user behaviors. Our dedication to innovative short dramas stems from a deep understanding of evolving viewing habits influenced by shorter attention spans and increased multitasking.

We are steadfast in delivering innovative content that connects with diverse audiences worldwide, promoting cultural appreciation and entertainment on a global scale, and bringing joy to the lives of users worldwide. The content characteristics of short dramas determine that they can be produced in quick batches and monetized rapidly.

Corporate Office

Our headquarters are located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA. Our main telephone number is (650) 340-1888.

Implications of a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Common Stock Offered by the Selling Stockholders(1):

We are registering the resale by the selling stockholders named in this prospectus, or their permitted transferees, up to an aggregate of 2,079,545 shares of our common stock, par value $0.001 per share (“Common Stock”), consisting of:

●     340,909 shares of Common Stock issued in connection with the Private Placement;

●     340,909 shares of Common Stock issuable upon exercise of pre-funded warrants at an exercise price of $0.001 per share;

●     681,818 shares of Common Stock issuable upon exercise of Series A warrants at an exercise price of $2.20 per share;

●     681,818 shares of Common Stock issuable upon exercise of Series B warrants at an exercise price of $2.20 per share; and

●     34,091 share of Common Stock issuable upon the excise of the Placement Agent Warrants at an exercise price of $2.75 per share.

Plan of Distribution:	The selling stockholders will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution” on page 28 of this prospectus.

Use of Proceeds:	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Risk Factors:	Investing in our common stock involves significant risks. See “Risk Factors” on page 9 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

NYSE American symbol:	MPU

(1)	Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock issued or issuable to the selling stockholders in connection with the Private Placement, including the shares issued or issuable upon exercise of the Warrants. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings we make with the SEC from time to time, that are incorporated by reference herein, including the risk factors set forth in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2023, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

Risks Related to our Business

Expansion of the Company’s operations into new products, services and technologies, including content categories, is inherently risky and may subject it to additional business, legal, financial and competitive risks.

Historically, the Company’s operations have been focused on third-party management service contracts for aircraft operations, NFT gaming, StaaS and solo-staking, which operations have ceased. Expansion of the Company’s operations and its marketplace into additional products and services, such as short video drama involve numerous risks and challenges, including potential new competition, increased capital requirements and increased marketing spent to achieve customer awareness of these new products and services. Growth into additional content, product and service areas may require changes to the Company’s existing business model and cost structure and modifications to its infrastructure and may expose the Company to new regulatory and legal risks, any of which may require expertise in areas in which the Company has little or no experience. There is no guarantee that the Company will be able to generate sufficient revenue from sales of such products and services to offset the costs of developing, acquiring, managing and monetizing such products and services and the Company’s business may be adversely affected.

If our efforts to attract and retain users are not successful, our business will be adversely affected.

Our future revenue will be derived for subscriber based fees. We must continually add users and convert them to fee-based subscribers both to replace canceled fee-based subscribers and to grow our business beyond our current fee-based subscriber base. The video streaming business is new to us and our ability to penetration and growth our user base have fluctuated and vary across the jurisdictions where we provide our service. Our ability to attract and retain users and convert them to fee-based subscribers will depend in part on our ability to consistently provide our users in countries around the globe with compelling content choices that keep our users engaged with our service, effectively drive conversation around our content and service, as well as provide a quality experience for choosing and enjoying our short video dramas. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain users. Competitors include other entertainment video providers, such as linear television, and streaming entertainment providers (including those that provide pirated content), video gaming providers, as well as user-generated content, and more broadly other sources of entertainment that our users could choose in their moments of free time.

Our users and fee-based subscribers cancel our service for many reasons, including a perception that they do not use the service sufficiently, that they need to cut household expenses, dissatisfaction with content, a preference for competitive services and customer service issues that they believe are not satisfactorily resolved. Fee-based subscribers growth is also impacted by adverse macroeconomic conditions, including inflation, may also adversely impact our ability to attract and retain users and fee-based subscribers. If we do not grow as expected or be able to increase our fee-based subscriber revenue, including by adjusting subscription pricing, liquidity and results of operations may be adversely impacted. If we are unable to successfully compete with current and new competitors in providing compelling content, retaining our existing users and attracting new users, our business will be adversely affected.

If we do not continuously provide value to our users, including making improvements to our service in a manner that is favorably received by them, our revenue, results of operations and business will be adversely affected.

If consumers do not perceive our service offering to be of value, including if we introduce new or adjust existing features, adjust pricing or service offerings, or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain users and fee-based subscribers, and accordingly, our revenue, including revenue per paying subscribers, and results of operations may be adversely affected. The video streaming business and the production of short video dramas is new to us. If our efforts to develop and offer short video dramas are not valued by our current and future users and fee-paying subscribers, our ability to attract and retain users and fee-paying subscribers may be negatively impacted. We may also seek to extend our business into new products and services to help drive growth. For example, we are expanding our offering of consumer products and live experiences. To the extent we cannot successfully find and develop new products and services to help drive growth, our future results of operations and growth may be adversely impacted.

We may, from time to time, have to adjust our subscription pricing, or our pricing model itself. Any adjustments we make may not be well-received by our users and could negatively impact our ability to attract and retain users and fee-paying subscribers, revenue per fee-paying subscribers, revenue and our results of operations. If our efforts to satisfy our existing users or adjustments to our service are not successful, we may not be able to attract or retain users and fee-paying subscribers, and as a result, our ability to grow our business will be adversely affected.

If we fail to grow and maintain our active user base, our business, financial condition and operating results may be materially and adversely affected.

The size of our active user base with our products are critical to our success. We are a new business and focused on attracting and maintaining an active user base. Our financial performance has been and will continue to be significantly affected by our ability to grow and engage our active user base. In addition, we may fail to maintain or increase our user base or our users’ engagement if, among other things:

●	we fail to innovate or develop new products and services that provide relevant content and satisfactory experience to, or are favorably received by, our users;

●	we fail to produce new dramas that are attractive to our users;

●	we fail to respond to or adopt evolving technologies for product development on a timely and cost-effective basis;

●	we fail to successfully market and monetize our existing and new mobile applications throughout their life cycles;

●	we fail to develop products that are compatible with existing or new mobile devices, mobile operating systems or their respective upgrades;

●	we fail to maintain or improve our technology infrastructure and security measures designed to protect our users’ personal privacy and cyber security;

●	we lose users to competing products and services or due to concerns related to personal privacy and cyber security or other reasons;

●	we fail to successfully implement our strategies related to the continued expansion of our global user base; or

●	we are required by existing or new laws, regulations or government policies to implement changes to our products or services that are adverse to our business.

If we are unable to maintain or increase our user base, our advertising services may become less attractive to our advertising customers, which may have a material and adverse impact on our business, financial condition and operating results.

Our advertising offering is new and subject to various risks and uncertainties, which may adversely affect our business.

We have limited experience and operating history offering advertising on our video streaming service, and our advertising revenue may not grow as we expect. Advertisers purchase advertising services either directly from us or through third-party advertising exchanges and advertising agencies. Our advertising customers, including advertisers and advertising exchanges and agencies, typically do not have long-term contractual arrangements with us. They may be dissatisfied with our advertising services or perceive our advertising services as ineffective. Potential new customers may view our advertising services as unproven, and we may need to devote additional time and resources to convince them. In addition, new advertising formats emerge from time to time and customer preferences can change. We may not be able to adapt our products and services to future advertising formats or changing customer preferences on a timely and cost-effective basis, and any such adaption failure could materially and adversely affect our financial conditions, results of operations and prospects.

We compete for advertising customers not only with other providers of digital advertising spaces, but also with other types of platforms and advertising service providers such as newspapers, magazines, billboards, television and radio stations. Some of our competitors have access to considerably greater financial and other resources for expanding their product offerings and present considerable challenges to gaining and maintaining additional market share.

If we fail to deliver advertising services in an effective manner, or if our advertising customers believe that placing advertisements on our platform and in our short dramas do not generate a competitive return when compared to placing advertisements through our competitors’ products, they may not continue to do business with us or they may only be willing to advertise with us at reduced prices. If our existing advertising customers reduce or discontinue their advertising spending with us, or if we fail to attract new advertising customers, our business, financial condition and results of operations could be materially and adversely affected.

We rely on our business collaborations with third parties, including major digital distribution platforms and mobile device manufacturers, to maintain and expand our user base. Our failure to maintain good relationships with these business partners may materially and adversely affect our business and operating results.

We collaborate with various business partners to promote our products and enlarge our user base. We use third-party digital distribution platforms such as Apple App Store and Google Play to distribute our mobile applications to users. We also advertise on third-party platforms, such as Facebook and TikTok to acquire users. The promotion and distribution of our mobile applications are subject to such digital distribution platforms’ standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these platforms. In addition, our applications may be suspended by or removed from such platforms as a result of allegations or claims by third parties regardless of their merits. If we are unable to maintain good relationships with our business partners or the business of our business partners declines, the reach of our products and services may be adversely affected and our ability to maintain and expand our user base may decrease. Most of the agreements with our business partners, including mobile device manufacturers and digital distribution platforms, do not prohibit them from working with our competitors or from offering competing services. If our partner distribution platforms change their standard terms and conditions in a manner that is detrimental to our business, or if our business partners decide not to continue working with us or choose to devote more resources to supporting our competitors or their own competing products, we may not be able to find a substitute on commercially favorable terms, or at all, and our competitive advantages may be diminished.

We may be subject to notices or complaints alleging, among other things, our infringement of copyrights and delivery of illegal or inappropriate content through our products, which could lead to suspension or removal of such products from digital distribution platforms, a decrease of our user base, and a significantly adverse impact on our financial results and our reputation.

We use third-party digital distribution platforms such as Apple App Store and Google Play to distribute our mobile applications to users. In the ordinary course of our business, we and the digital distribution platforms may from time to time receive, notices or complaints from third parties alleging that certain of our contents infringe copyrights, deliver illegal, fraudulent, pornographic, violent, bullying or other inappropriate content, or otherwise fail to comply with applicable policies, rules and regulations. Upon receipt of such notices or complaints, those digital distribution platforms may suspend or remove such products from such platforms. The processes for appealing such suspensions and removals with those platforms could be time-consuming, and we cannot guarantee that our appeals will always prevail or that any such suspended or removed application will be made available again. Such suspensions and removals of our products could lead to a decrease of our user base and, if they occur frequently and/or in a large scale, could significantly adversely affect our reputation, business operation and financial performance. In addition, these digital distribution platforms and third-party platforms may also receive, from time to time, notices or complaints from third parties alleging that certain of our products infringe copyrights, deliver illegal, fraudulent, pornographic, violent, bullying or other inappropriate content, or otherwise fail to comply with applicable policies, rules and regulations, consequently those digital distribution platforms may suspend or remove such products from their platforms and those third-party platforms may terminate their collaboration with us.

We have international operations and plan to continue expanding our operations globally. We may face challenges and risks presented by our growing global operations, which may have a material and adverse impact on our business and operating results.

Yuder is headquartered in Singapore and provide its products and services to a global user base. We intend to continue the international expansion of our business operations and grow our user base globally. We believe the sustainable growth of our business depends on our ability to increase the penetration of our products in both developed and emerging markets. Our continued international operations and global expansion may expose us to a number of challenges and risks, including:

●	challenges in developing successful products and localized adaptions, and implementing effective marketing strategies that respectively target mobile internet users and advertising customers from various countries and with a diverse range of preferences and demands;

●	difficulties in managing and overseeing global operations and in affording increased costs associated with doing business in multiple international locations;

●	local competitions;

●	difficulties in integrating and managing potential foreign acquisitions or investments;

●	compliance with applicable laws and regulations in various countries worldwide, including, but not limited to, internet content requirements, cyber security and data privacy requirements, intellectual property protection rules, exchange controls, and cash repatriation restrictions;

●	fluctuations in currency exchange rates;

●	political, social or economic instability in markets or regions in which we operate; and

●	compliance with statutory equity requirements and management of tax consequences.

Our business, financial condition and results of operations may be materially and adversely affected by these challenges and risks associated with our global operations.

Our product development and monetization strategies are highly dependent on our technology capabilities and infrastructure. If the amount of user data generated on our products declines, or if we fail to enhance or upgrade our technologies at a competitive pace, the effectiveness of our business model may be harmed and our operating results may be materially and severely affected.

We depend on our technological capabilities and infrastructure to analyze our users’ preferences and needs and to generate valuable user insights. Active users of our products generate a large amount of data across our applications and in a variety of use cases on a daily basis. The data generated by our users lays the foundation for us to build our user profiles. By analyzing such user data with our big data analytics and other relevant technologies, we aim to understand our users’ interests and needs for content in order to develop products that deliver relevant content catering to their interests and needs. Therefore, the effectiveness of our product development and monetization strategies is dependent on our ability to obtain and process data and to refine the algorithms used in processing such data. If we fail to maintain and expand the user base of our products to continually generate large amounts of user data, or if we fail to keep up with the rapid development and upgrade of big data analytics and other relevant technologies on a timely and cost-effective basis, we may not be able to effectively grow and monetize our products, and our business and operating results may be materially and adversely affected.

If we fail to correctly anticipate user preferences and develop and commercialize new products and services, we may fail to attract or retain existing users, the lifecycles of our mobile applications may end prematurely and our operating results may be materially and adversely affected.

Our success depends on our ability to maintain, grow and monetize our user base, which in turn depends on our ability to continually develop and commercialize new mobile applications, introduce new features or functions to our existing mobile applications and provide users with high-quality content and an enjoyable user experience. This is particularly important since the mobile internet industry is characterized by fast and frequent changes, including rapid technological evolution, shifting user demands, frequent introductions of new products and services, and constantly evolving industry standards, operating systems and practices. FlexTV APP was launched in 2023 and over 150 short video drama have been released since October 2023. We intend to continue to produce new short video drama and other contents and services to enlarge our active user base. Our ability to roll out new short video dramas and services depends on a number of factors, including engaging new talents, High-quality contents, as well as correctly analyzing and predicting users’ interests and demands for content using our big data analytical capabilities. If we fail to correctly analyze and predict users’ interests and demands for content, fail to cater to the anticipated needs and preferences of users, or fail to provide a superior user experience, our existing and new mobile applications may suffer from reduced user traffic or be unsuccessful in the market and our user base may decrease, which in turn may impact our fee-based subscription and our ability to earn advertising revenue. There can be no assurance that our new products and services will generate revenues or profits and we may not be able to recoup the investments and expenditure involved in such development. Our quarterly results may also experience significant fluctuations as we continue to invest in the development of new products and services.

In addition, as a result of rapidly evolving user preferences, our existing mobile applications may reach the end of their lifecycles prematurely. There can be no assurance that we will be able to correctly predict the lifecycles of our new mobile applications, our estimates regarding the lifecycles of our existing mobile applications may turn out to be incorrect, and our business, financial condition and results of operations may be materially and adversely affected.

We may be held liable for information or content displayed on, distributed by, retrieved from or linked to the mobile applications integrated into our products, which may adversely impact our brand image and materially and adversely affect our business and operating results.

We may display third-party content, such as videos, pictures, books, articles and other works, on our mobile applications without the explicit consent from such third party, and we may further explore market opportunities in the content-related business. Our users may misuse our products to disseminate content that contains inappropriate, fraudulent or illegal information or that infringes the intellectual property rights of third parties. We have implemented control measures and procedures to detect and block inappropriate, fraudulent or illegal content uploaded to or disseminated through our products, particularly those that violate our user agreements or applicable laws and regulations. However, such procedures may not be sufficient to block all such content due to the large volume of third-party content. Despite the procedures and measures we have taken, if the content displayed on our products are found to be fraudulent, illegal or inappropriate, we may suffer a loss of users and damage to our reputation. In response to any allegations of fraudulent, illegal or inappropriate activities conducted through our mobile applications or any negative media coverage about us, government authorities may intervene and hold us liable for non-compliance with laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue certain features and services provided by our mobile applications or to temporarily or permanently disable such mobile applications. If any of such events occurs, our reputation and business may suffer and our operating results may be materially and adversely affected.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our patents, copyrights, trademarks, trade secrets, and other intellectual property as critical to our business. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain, and enforce intellectual property rights in countries with less developed regulatory regimes or inconsistent and unreliable enforcement mechanisms. Sometimes laws and regulations are subject to interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. In addition, our contractual agreements may be breached by our counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China and other jurisdictions in which we operate. Detecting and preventing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce or protect our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation.

We may be subject to intellectual property infringement lawsuits which could be expensive to defend and may result in our payment of substantial damages or licensing fees, disruption to our product and service offerings, and reputational harm.

The success of our business relies on the quality of our products, which in turn depends on the underlying software and related technology, such as big data analytics. The protection of such software and related technologies primarily relies on intellectual property rights including patents and trade secrets. Meanwhile, for the purpose of our business expansion, we may from time to time display third-party content, such as videos, pictures, books, articles and other works, on our mobile applications without acquiring the explicit consent from such third party. Third parties, including our competitors, may assert claims against us for alleged infringements of their patents, copyrights, trademarks, trade secrets and internet content.

Intellectual property claims against us, whether meritorious or not, are time consuming and costly to resolve, could divert management attention away from our daily business, could require changes of the way we do business or develop our products, could require us to enter into costly royalty or licensing agreements or to make substantial payments to settle claims or satisfy judgments, and could require us to cease conducting certain operations or offering certain products in certain areas or generally. We do not conduct comprehensive patent searches to determine whether the technologies used in our products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. While we believe that our products do not infringe in any material respect upon any intellectual property rights of third parties, we cannot be certain that this is the case.

In addition, in any potential dispute involving our patents or other intellectual property, our advertising customers and business partners could also become the target of litigation. We have certain contractual obligations to indemnify our advertising customers and the mobile device manufacturers that pre-install our products on their devices for liability that they may incur based on third-party claims of intellectual property infringement for the use of our products or technology. Many of our collaboration contracts with mobile device manufacturers provide for a cap on our indemnity obligations. In addition, in the event of any such claims, our advertising customers or business partners may decide not to use our products in the future, which could harm our financial condition and operating results.

Finally, we may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, there can be no assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop for us.

Yuder, as a Singapore-based company, is subject to laws and regulations of Singapore and each jurisdiction where our services are offered. Our operations require us to apply for specific licenses with Singapore authorities.

Yuder’s operations as a Singapore-based company are subject to the regulatory environments of Singapore and each jurisdiction where our services are available. In Singapore, Yuder is actively assessing the need for specific licenses such as an Over-the-Top (OTT) Niche Television Service License and, for age-restricted content, a Film Exhibition License. Moreover, we may need to comply with the Content Code for OTT, Video on Demand, and Niche Services in Singapore to ensure our content aligns with public interest and decency standards. Additionally, as our service is accessible over the internet to users worldwide, we are subject to a wide array of international laws and regulations, which vary significantly across different jurisdictions.

Our efforts to secure necessary licenses and comply with regulatory standards are facing challenges, including the possibility that licenses may not be granted, or could be revoked or not renewed by regulatory authorities.

The complexity of obtaining necessary licenses and maintaining compliance with regulatory standards presents a risk that licenses may not be granted or could be revoked or not renewed by regulatory authorities. This includes both the specific licenses required for operations in Singapore and potentially different or additional licenses needed in other countries. Such outcomes could prevent us from offering certain services or content, thus significantly impacting our operations and financial condition.

Information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions.

We receive, process, store and use personal information and other customer data. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

Third parties we work with may violate applicable laws or our policies, and such violations may also put our customers’ information at risk and could in turn have an adverse impact on our business. We will also be subject to payment card association rules and obligations under each association’s contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for the associated expense and penalties. If we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Security breaches, computer malware and computer hacking attacks have become more prevalent. Any security breach caused by hacking which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

Our compliance with regulatory requirements demands significant operational and financial resources.

Compliance with regulatory requirements in Singapore and internationally may require significant operational and financial resources. This includes the potential need to furnish security deposits, adhere to content classification requirements, and ensure ongoing compliance with varied regulatory standards across jurisdictions. The financial burden and operational constraints imposed by these regulatory requirements could negatively affect our profitability and operational efficiency.

We face challenges in continuously monitoring and adapting to the varied regulatory environments across the various jurisdictions where we operate.

Navigating the regulatory landscapes of multiple jurisdictions increases the risk of inadvertent non-compliance due to the dynamic nature of laws and regulations governing online streaming services. Continuous adjustments to our operational practices and content offerings may be necessary, requiring substantial resources and potentially leading to penalties, restrictions, or the cessation of our services in certain territories.

We may encounter restrictions or outright bans in certain jurisdictions if we fail to comply with local regulations or content standards.

Given the global accessibility of our service, there is a risk that certain jurisdictions may impose restrictions or outright bans on our operations due to non-compliance with local regulations or content standards. Such actions could limit our market presence and negatively impact our growth prospects and profitability.

Risks Related to our Company

The ownership of our stock is highly concentrated in our chairman, and we have one controlling stockholder.

As of August 14, 2024, our Mr. Yucheng Hu, our chairman and chief executive officer beneficially owned approximately 14.47% of our outstanding common stock. As a result of his ownership, Mr. Yu is able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

Our filing of bankruptcy may adversely affect our business and relationships.

On August 31, 2021, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law and Order Approving and Confirming the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors. The Effective Date of the Plan occurred on September 30, 2021. Each condition precedent to consummation of the Plan has been satisfied and/or waived.

As a result of our bankruptcy filing:

●	suppliers, vendors or other contract counterparties may require additional financial assurances or enhanced performance from us;

●	our ability to compete for new business may be adversely affected;

●	our ability to attract, motivate and retain key executives and employees may be adversely affected;

●	our employees may be distracted from performance of their duties or more easily attracted to other employment opportunities; and

●	we may have difficulty obtaining the capital we need to operate and grow our business.

The occurrence of one or more of these events could have a material adverse effect on our business, financial condition, results of operations and reputation.

Certain information contained in our historical financial statements are not comparable to the information contained in our financial statements after the adoption of new business.

Upon our emergence from Chapter 11, we adopted fresh start accounting in accordance with ASC Topic 852 and became a new entity for financial reporting purposes. As a result, we revalued our assets and liabilities based on our estimate of our enterprise value and the fair value of each of our assets and liabilities. These estimates, projections and enterprise valuation were prepared solely for the purpose of the bankruptcy proceedings and should not be relied upon by investors for any other purpose. At the time they were prepared, the determination of these values reflected numerous estimates and assumptions, and the fair values recorded based on these estimates may not be fully realized in periods subsequent to our emergence from Chapter 11.

The consolidated financial statements after our emergence from bankruptcy will not be comparable to the consolidated financial statements on or before that date. This will make it difficult for stockholders to assess our performance in relation to prior periods.

We have a limited operating history in new short video drama business, so there is a limited track record on which to judge our business prospects and management.

We are currently focusing on short video streaming platform or producing short video dramas which is very different from our prior staking business, NFT gaming, and aircraft leasing business. As such, our historical financial results should not be considered indicative of our future performance. In addition, we have a limited operating history in providing short video streaming platform or producing short video dramas upon which to base an evaluation of our business and prospects. You must consider the risks and difficulties we face as a small operating company with limited operating history.

User metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics could harm our business, revenue and financial results.

We intend to regularly review our metrics, including the number of our active users, paying users, and other measures to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our FlexTV platform is used across large populations globally. Our metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. In addition, from time to time, we may implement new methodologies for calculating these metrics, which may result in the metrics changing or decreasing from prior periods or not being comparable to prior periods. If our metrics provide us with incorrect or incomplete information about our users and their behavior, we may make inaccurate conclusions about our business which could harm our business, revenue and financial results.

We will need to raise additional capital or financing to continue to execute and expand our business.

We will need to raise additional capital to support our new operations and execute on our business plan by issuing equity or convertible debt securities. In the event we are required to obtain additional funds, there is no guarantee that additional funds will be available on a timely basis or on acceptable terms. To the extent that we raise additional funds by issuing equity or convertible debt securities, our stockholders may experience additional dilution and such financing may involve restrictive covenants. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If such funds are not available when required, management will be required to curtail investments in additional sales and marketing and product development, which may have a material adverse effect on future cash flows and results of operations.

Our business depends on the continuing efforts of our management. If it loses their services, our business may be severely disrupted.

Our business operations depend on the efforts of our new management, particularly the executive officers named in this document. If one or more of our management were unable or unwilling to continue their employment with us, it might not be able for us to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. In addition, our management may join a competitor or form a competing company. As a result, our business may be negatively affected due to the loss of one or more members of our management.

We may not be able to prevent or timely detect cyber security breaches and may be subject to data, security and/or system breaches which could adversely affect our business operations and financial conditions.

We rely on information technology networks and systems, including the use of third-party communications systems over the Internet, to process, transmit and store electronic information, and to manage or support our business activities. These information technology networks and systems may be subject to security breaches, hacking, phishing, or spoofing attempts by others to gain unauthorized access to our business information and financial accounts. A cyberattack, unauthorized intrusion, or theft of personal, financial or sensitive business information could have a material adverse effect of on our business operations or our clients’ information, and could harm our operations, reputation and financial situation. In addition, due to an increase in the types of cyberattacks, our employees could be victim to such scams designed to trick victims into transferring sensitive company data or funds, that could compromise and/or disrupt our business operations.

We were a victim of a business email compromise scam (BEC) in December 2021. BEC scams involve using social engineering to cause employees to wire funds to the perpetrators in the mistaken belief that the requests were made by a company executive or established vendor. As a result of the BEC scam, we have enhanced BEC awareness within our organization, established additional controls to help detect BEC scams when they occur, and require additional confirmations for large money transactions. In addition, we seek to detect and investigate all cybersecurity incidents and to prevent their recurrence, but in some cases, we might be unaware of an incident or its magnitude, duration, and effects. While we take every effort to train our employees to be cognizant of these types of attacks and to take appropriate precautions, and have taken actions and implemented controls to protect our systems and information, the level of technological sophistication being used by attackers has increased in recent years, and may be insufficient to protect our systems or information. Any successful cyberattack against us could lead to the loss of significant company funds or result in in potential liability, including litigation or other legal actions against us, or the imposition of penalties, which could cause us to incur significant remedial costs. Further, we cannot ensure that our efforts and measures taken will be sufficient to prevent or mitigate any damage caused by a cybersecurity incident, and our networks and systems may be vulnerable to security breaches, hacking, phishing, spoofing, BEC, employee error or manipulation, or other adverse events.

Due to the evolving nature and increased sophistication of these cybersecurity threats, the potential impact of any future incident cannot be predicted with certainty; however, any such incidents could have a material adverse effect on our results of operations and financial condition, especially if we fail to maintain sufficient insurance coverage to cover liabilities incurred or are unable to recover any funds lost in data, security and/or system breaches, and could result in a material adverse effect on our business and results of operations.

We do not maintain commercial insurance to cover loss of digital assets.

We do not carry any insurance that covers the loss of our digital assets held by our custodian and its affiliates. As such, we may not be able to recover any funds lost in data, security and/or system breaches.

We are subject to various laws relating to foreign corrupt practices, the violation of which could adversely affect its operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business.

Violations of these laws and regulations could result in significant fines, criminal sanctions against us, our officers or our employees. Additionally, any such violations could materially damage our reputation, brand, international expansion efforts, ability to attract and retain employees and our business, prospects, operating results and financial condition.

Historically, we have dealt with significant amounts of cash in our operations, which have subjected us to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by us could have a material adverse impact on our business.

As of December 31, 2023, our internal control over financial reporting was ineffective, and if we continue to fail to improve such controls and procedures, investors could lose confidence in our financial and other reports, the price of our common stock may decline, and we may be subject to increased risks and liabilities.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual reports with respect to our business and financial condition. Section 404 of the Sarbanes-Oxley Act requires, among other things, that we include a report of our management on our internal control over financial reporting. We are also required to include certifications of our management regarding the effectiveness of our disclosure controls and procedures. We previously identified a material weakness in our internal control over financial reporting relating to our tax review control for complex transactions. We are in the process of enhancing our tax review control related to unusual transactions that we may encounter, but that control has not operated for a sufficient time to determine if the control was effective as of December 31, 2023. If we cannot effectively maintain our controls and procedures, we could suffer material misstatements in our financial statements and other information we report which would likely cause investors to lose confidence. This lack of confidence could lead to a decline in the trading price of our common stock.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and may require us to have such system audited by an independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm our business. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

The trading prices of our common stock could be volatile, which could result in substantial losses to our shareholders and investors.

The trading prices of our common stock could be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other similarly situated companies that have listed their securities in the U.S. in recent years. The securities of some of these companies have experienced significant volatility including, in some cases, substantial price declines in the trading prices of their securities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States and other jurisdictions.

In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for factors specific to our own operations including the following:

●	variations in our revenue, earnings and cash flow;

●	announcements of new product and service offerings, investments, acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

●	changes in the performance or market valuation of our company or our competitors;

●	changes in financial estimates by securities analysts;

●	changes in the number of our users and customers;

●	fluctuations in our operating metrics;

●	failures on our part to realize monetization opportunities as expected;

●	additions or departures of our key management and personnel;

●	detrimental negative publicity about us, our competitors or our industry;

●	market conditions or regulatory developments affecting us or our industry; and

●	potential litigations or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and the price at which our common stock will trade. In the past, shareholders of a public company often brought securities class action suits against the listed company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,001 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to the transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our common stock may be depressed, and you may find it more difficult to sell our common stock.

An active trading market for our common stock may not develop, and you may not be able to easily sell your common stock.

An active trading market for shares of our common stock following our emergence from bankruptcy may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling your shares of common stock or at all. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies by using our common stock as consideration.

If we do not continue to satisfy the NYSE American continued listing requirements, our common stock could be delisted.

The listing of our common stock on NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing.

Should we fail to meet the NYSE American’s continuing listing requirements, we may be subject to delisting by the NYSE America. In the event our common stock is no longer listed for trading on the NYSE American, our trading volume and share price may decrease and we may experience difficulties in raising capital which could materially affect our operations and financial results. Further, delisting from the NYSE American could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. Finally, delisting could make it harder for us to raise capital and sell securities.

Sales of a significant number of our common stock in the public market, or the perception that such sales could occur, could depress the market price of our common stock.

On August 5, 2024, we closed a private placement with two accredited investors relating to the issuance and sale of (i) 340,909 shares of the Company’s common stock at a purchase price of $2.20 per share; (ii) pre-funded warrants to purchase 340,909 shares at a purchase price of $2.199 per pre-funded warrant; (iii) Series A common stock warrants to purchase an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share; and (iv) Series B common stock warrants to purchase an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share Pursuant to the terms of that private placement, we are required to register the shares of common stock and common stock underlying the warrants with the SEC pursuant to which this registration statement relates to. The sales of those shares of common stock in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

If we acquire digital assets that are securities, even unintentionally, we may violate the Investment Company Act of 1940 and incur potential third-party liabilities.

As of March 31, 2024, we held approximately $6.4 million in USDT, $3.1 million in USDC, and $1.5 million in ETH. The Company intends to comply with the Investment Company Act of 1940 (the “1940 Act”) in all respects. To that end, if holdings of cryptocurrencies are determined to constitute investment securities of a kind that subject the Company to registration and reporting under the 1940 Act, the Company will limit its holdings to less than 40% of its assets. Section 3(a)(1)(C) of the 1940 Act defines “investment company” to mean any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis. Section 3(a)(2) of the 1940 Act defines “investment securities” to include all securities except (A) Government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies and (ii) are not relying on the exception from the definition of investment company in section 3(c)(1) or 3(c)(7) of the 1940 Act. As noted above, the SEC has not stated whether stable coins such as USDC and USDT and other cryptocurrency such as ETH is an investment security, as defined in the 1940 Act.

As of May 5, 2024, management decided not to hold ETH and converted all of its remaining 200 ETH into 635,864 USDT through Matrixport. As of May 6, 2024, we have completed the process of converting all of our ETH into USDT, and we currently do not hold any ETH. In March 2024, we started the process of exchanging all of our USDC and USDT into U.S. dollars through Matrixport, and as of June 21, 2024, we have completed the process of converting all of our USDC and USDT into U.S. dollars. From March 2024 through June 2024, the gross proceeds that we received for the conversion of our USDC and USDT into U.S. dollars were $1,498,150 and $12,287,013, respectively. We currently do not own any USDC, USDT or ETH, and we do not anticipate that we will acquire, accept, hold, or use digital assets or cryptocurrencies in the future.

BUSINESS

Mega Matrix Corp. (the “Company”) is a holding company located in Palo Alto, California. Since January 7, 2024, through Yuder Pte. Ltd. (“Yuder”), an indirect majority-controlled subsidiary of the Company, we operate FlexTV, a short drama streaming platform based in Singapore. FlexTV produces English and Thai dramas that are also translated into different languages for our users, who are spread across various parts of the world such as Europe, America, and Southeast Asia. In addition to creating original dramas, Yuder also acquires third party content copyrights which it then translates and distributes on its FlexTV platform. To deliver diverse and international content to our users, Yuder’s produces film in various parts of the world, including, but not limited to, the United States, Mexico, Australia, Thailand, and Philippines.

Prior to FlexTV, we, through our wholly-owned subsidiary, Savings Digital Pte. Ltd., a Singapore corporation (“SDP”), conducted solo-staking of our own cryptocurrency. In March 2024, the management has made the strategic decision to terminate the solo-staking business and focus on short drama streaming platform development. In addition, in May 2024, management decided not to hold Ethereum (“ETH”) and has since converted all of its ETH into USDT, and in turn converted all of its USDT into U.S. dollars. As of June 30, 2024, we own no digital assets or cryptocurrencies.

FlexTV Operations

Our focus is to be a leading short drama streaming platform in the global streaming video industry. FlexTV stands out as an innovative force, introducing short dramas as a unique form of storytelling, committed to leading vertical screen entertainment globally.

Short dramas aim to capture the essence of narratives within concise time frames, typically formatted vertically for optimal viewing on mobile phones, ranging from 1 (one) to 3 (three) minutes per episode. Each episode seamlessly integrates into a series, where complete storylines unfold across 40 (forty) to over 100 (one hundred) episodes. Short dramas usually offer users a virtual escape, presenting narratives that resonate with emotions, fostering a sense of connection, and serving as a wellspring of comfort or inspiration in the digital realm.

The move from conventional TV streaming to short drama streaming is a worldwide shift, offering users enhanced options and increased flexibility in their entertainment choices. We acknowledge the significant and profound impact of short video platforms on viewer behaviors, characterized by shorter attention spans, vertical screen viewing, and increased multitasking. We leverage the substantial void between the long-form dramas provided by entities like Netflix and the predominantly influencer-created short videos.

The content characteristics of short dramas determine that they can be produced in quick batches and monetized rapidly. Users are used to scrolling through videos, movie narrations and at a faster pace. The threshold for short drama production has lowered, with lower costs, shorter cycles, and higher operational efficiency. Short dramas are more attractive, more direct, faster-paced, and better suited for mobile entertainment.

We recognize the significant impact of short video platforms like Facebook Reels, Instagram Reels, YouTube Shorts, TikTok, and others on user behaviors. Our dedication to innovative short dramas stems from a deep understanding of evolving viewing habits influenced by shorter attention spans and increased multitasking.

We are steadfast in delivering innovative content that connects with diverse audiences worldwide, promoting cultural appreciation and entertainment on a global scale, and bringing joy to the lives of users worldwide. The content characteristics of short dramas determine that they can be produced in quick batches and monetized rapidly.

Our Business Model

FlexTV has already formed a mature content business model that integrates content production, distribution, and operation. Short drama content on the FlexTV platform is divided into two categories: one category consists of dramas in which we participate in production, primarily in English and Thai, and the other category consists of translated dramas, where we purchase the copyrights of completed high-quality short dramas from third parties and then translate them into multiple languages, including but not limited to, English, Spanish, Portuguese, Japanese, French, Arabic, Korean, and Thai. As of July 31, 2024, FlexTV had a total inventory of over 300 (three hundred) short dramas, with 204 (two hundred and four) already released. Among the released dramas, fifty-three (53) are self-produced.

A typical timeline for launching one short drama product is divided into three stages. The first stage is the script polishing period, which lasts approximately 15-30 days. The second stage is the filming and post-production stage, which lasts around 14-30 days. The third stage is the release stage, primarily lasting within 30-60 days.

To acquire the best scripts, FlexTV pioneered the adoption of studios nurturing and supporting content production partners. We have strict criteria for selecting short drama studios and their scripts. First, we integrate user research in the topic and script stages with internal original production and external procurement. Then, in the matching production studios and evaluation stage, we establish a stable producing process, efficient editing, and a hit production experience. This approach ensures a stable industrialized supply of content.

We generate platform revenue primarily through top-up and membership fees for services related to streaming content to our users and advertisements presented on our streaming service.

We offer a variety of streaming top-up and membership plans, the price of which varies by country and the features of the plan. Users typically can watch about five (5) to ten (10) episodes of each short drama on our platform for free. To continue watching, they will need to become subscription members or top up their account to acquire in-app coins on our platform, which are then used to continue viewing the short dramas. Users can also earn in-app coins to watch short dramas by completing daily and new user tasks, such as watching ads, inviting friends, and sharing FlexTV on Facebook and TikTok. The in-app coins can only be used on our platform and are not transferrable. Users can subscribe to FlexTV memberships on a weekly, monthly, or annual basis, and during the membership subscription period, users will have unlimited access to view any short drama on FlexTV. We measure monetization of our platform by calculating the average revenue per active user (“ARPU”), which we believe represents the inherent value of our business model.

Competitive Strengths

We believe that FlexTV has the following competitive advantages:

Content barrier: We continuously nurture and incubate studios that supply content to our platform, assisting them in establishing industrialized production processes. In the short term, we provide funding for studio content production. FlexTV encourages healthy competition, and we anticipate more studios shifting towards producing short-form content in the future. As the number of studios on the platform increases and their capabilities improve, studios will raise funds independently to produce content. FlexTV provides more traffic and distribution resources for good content, significantly reducing the risk of platform investment in content production.

Network effects: As the platform’s content library accumulates, it attracts more users to watch content for longer durations, generating more revenue for the platform. This, in turn, attracts more studios to create content for the platform, resulting in a positive feedback loop.

Global distribution resources: We own the rights to series, translating them into various languages for global distribution. Through our proprietary advertising placement system, KOL distribution, and media copyright cooperation resources, we can rapidly increase the series’ influence and generate substantial revenue within a short period. Outstanding distribution capabilities are a key reason why studios choose to collaborate with our streaming platform.

User Growth Strengths

Major social media traffic distribution: We achieve user growth by advertising on mainstream social media channels such as Facebook, TikTok, and Google. We edit highlights of our series into clips to attract users to download the FlexTV app.

KOL marketing: We invite Key Opinion Leaders (KOLs) to market our series on their social media accounts. When users download FlexTV and make deposits, KOLs can share in the deposit revenue. Through this way, we attract a large number of KOLs to proactively share content related to our series.

International Markets

FlexTV is available in more than 100 countries. Our production teams film in various locations including, but not limited to, United States, Mexico, Australia, Thailand, and Philippines. We will continue to expand our international markets and collaborate with local partners in each major market.

Our Industry

The short drama industry experienced explosive growth in 2023. According to China Securities Report, dated November 7, 2023, the total market size of short dramas in China in 2023 was expected to reach $5 billion and monthly active users exceeding 100 million, fully validating the product. In addition, the market size of global short dramas will reach $36 billion in 3 years.  With short video platforms like TikTok cultivating user habits for fragmented and concise entertainment videos, the global short drama market is expected to continue growing. The vertical screen era is likely to give birth to emerging streaming media giants, and there are still opportunities for global large-scale streaming platforms similar to Netflix and Roku.

The short drama industry is likely to extensively incorporate the latest AI technologies, with the potential to integrate high-recognition IPs with short dramas. This includes AI-enabled face swapping, voice changing, and scene and content creation using verbal descriptions which could revolutionize content creation by significantly reducing production time and costs, enabling more creative freedom, and potentially democratizing access to high-quality video production for creators worldwide.

Government Regulation

Yuder’s operations as a Singapore-based company are subject to the regulatory environments of Singapore and each jurisdiction where our services are available. These regulations encompass a wide range of aspects related to our streaming service operations, including but not limited to:

Content regulation and licensing: Compliance with specific licensing requirements in each country such as the Over-the-Top (OTT) Niche Television Service License in Singapore and equivalent regulations in other jurisdictions where our services are available. This includes adherence to content codes for OTT, video on demand, and niche services to align with public interest and decency standards.

Age restriction and content classification: Implementing systems for age verification and content classification in line with local requirements in Singapore and similar mandates globally to restrict access to age-sensitive content.

Digital and cybersecurity regulations: Meeting international standards for data protection, privacy laws, and cybersecurity measures to safeguard user data and ensure the integrity of our platform against unauthorized access and cyber threats.

Consumer protection laws: Adherence to consumer rights and protection laws, ensuring transparency, fairness, and accountability in our service delivery, subscription models, and user data handling practices.

International taxation: Navigation of digital service taxes and VAT obligations relevant to the digital streaming industry, ensuring compliance with fiscal regulations in jurisdictions where our service is offered.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We currently rely upon a combination of trademarks, trade secrets, copyrights, nondisclosure contractual commitments, and other legal rights to establish and protect our intellectual property.

As of July 30, 2024, we held nine (9) pending trademark applications in the United States, three (3) pending ones in Singapore, two (2) pending trademark applications in Hong Kong and four (4) pending ones in Thailand. We held four (4) registered trademarks in United Kingdom and three (3) registered trademarks in Singapore. We will evaluate our development efforts to assess the existence and patentability of new intellectual property. To the extent that it is feasible, we will file new patent applications with respect to our technology and trademark applications with respect to our brands.

Human Capital Resources

As of July 30, 2024, we had over 150 individuals, including 18 full-time employees and the remainder being indirect contractors. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good. In addition to our direct employment, Yuder has engaged over 130 indirect contractors through a services agreement with a third-party company based in Asia. This agreement, entered into in November 2023 provides a cost-efficient way to support FlexTV operations on an as-needed basis. The number of indirect contractors is still increasing with the development of FlexTV. This strategy provides flexibility in managing our workforce.

Corporate History

Historically, the Company provided leasing and financing services to regional airlines worldwide and has been principally engaged in leasing mid-life regional aircraft to customers worldwide under operating leases and finance leases. In addition to leasing activities, the Company also sold aircraft from its operating lease portfolio to third parties, including other leasing companies, financial services companies, and airlines. The Company’s historic operating performance was driven by the composition of its aircraft portfolio, the terms of its leases, and the interest rate of its debt, as well as asset sales. Since September 30, 2021, the Company’s former substantially controlled subsidiary, JetFleet Management Corp, a California corporation and formerly known as JetFleet Holding Corporation (“JetFleet”) limited its services to providing aircraft advisory and management service. On August 24, 2023, per the recommendation of JetFleet’s board of directors, the Company, as a holder of a majority of the voting stock of JetFleet, elected to approve the winding up and dissolution of Jetfleet. As part of the winding up process, Jetfleet ceased providing aircraft advisory and management services. On December 14, 2023, Jetfleet was formally dissolved.

The Company’s wholly-owned subsidiary, Mega Metaverse Corp. (“Mega”) launched its non-fungible token (NFT) business in December 2021 and released its NFT game “Mano” on March 25, 2022. Mano was a competitive idle role-playing game (RPG) deploying the concept of NFTs based on blockchain technology, with a “Play-to-earn” business model that the players can earn while they play in Mega’s metaverse universe “alSpace”. Due to business reasons, the Company suspended the Mano game and the alSpace platform, and on November 4, 2022, the Company discontinued the Mano game and the alSpace platform. As the game was newly launched and not yet widely adopted by players, the discontinuance of the game did not materially impact on the Company’ s business activities.

On August 31, 2022, the Company acquired all of the equity interest in Saving Digital Pte. Ltd., a Singapore exempt private company limited by shares (“SDP”) with no operations and approximately $3,800 in cash, from our chairman Yucheng Hu for a nominal consideration of $10,000. Prior to March 5, 2024, SDP engaged in solo-staking and, prior to July 1, 2023, provided proof-of-staking technology tools. As of the date hereof, SDP has no customers.

On March 1, 2023, SDP and Bit Digital Singapore Pte. Ltd. (“Bit Digital”), entered into a shareholders’ agreement (the “Shareholders Agreement”) with Marsprotocol Technologies Pte. Ltd. (“MTP”), to provide proof-of-stake technology tools for digital assets through the staking platform “MarsProtocol”, an institutional grade non-custodial staking technology. Pursuant to the Shareholders Agreement, SDP owned 60% and Bit Digital owned 40% of MTP.  On August 4, 2023, Bit Digital terminated its investment in MTP and withdrew its capital contribution of SGD$120,000 from MTP. As a result of the transaction, SDP owns all outstanding ordinary shares of MTP. As of July 2023, MTP ceased providing non-custodial staking tools to third parties.

On April 25, 2023, SDP invested $300,000 in MarsLand Global Limited (“MarsLand”), a BVI company and held 30% interest in MarsLand. The other shareholders of MarsLand are non-affiliated. MarsLand will provide staking services to institutional clients such as Bit Digital. On July 1, 2023, MarsLand and SDP entered into a Master Right of Use and Services Agreement for a term of 12 months, pursuant to which MarsLand commits to use commercially reasonable efforts to provide SDP access to the Right of Use, including the use of Node(s) as mutually agreed, exclusively for SDP’s business purposes. In return, SDP will compensate MarsLand with a certain percentage of Net Revenue (as defined in the agreement), which percentage will be mutually agreed upon periodically. Fees could be made in U.S. dollars, USDC, USDT or ETH. Either party has the right to terminate by providing a 30-day advance notice, and on March 5,2024, the Master Right of Use and Service Agreement was terminated by the Company. As of March 31, 2024, SPD did not have any amounts payable due to Marsland. Further, SDP has successfully applied for and registered the trademark “MarsProtocol” in Singapore and has entered into a trademark license agreement with MarsLand authorizing MarsLand the right to use the MarsProtocol trademark in connection with its staking as a service (“StaaS”) business. SDP was conducting Ethereum solo-staking in Singapore, but the Company decided to focus entirely on its short drama streaming platform business, and as of March 5, 2024, it has ceased its solo-staking activities.

On August 24, 2023, per the recommendation of the board of directors of JetFleet Management Corp.(“JMC”), the Company, as a holder of a majority of the voting stock of JMC, elected to approve the winding up and dissolution of JMC. In December 2023, JMC ceased providing aircraft advisory and management services upon winding up and the Company deconsolidated JMC and its subsidiaries.

On December 26, 2023, we entered into a Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), amending and restating the original agreement and plan of merger, dated December 7, 2022, as amended, with Mega Matrix Inc., an exempted company incorporated under the laws of the Cayman Islands and our wholly-owned subsidiary (“MPU Cayman”) and MPU Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MPU Cayman (“MPU Merger Sub”) for the purpose of redomiciling the corporation from Delaware to the Cayman Islands. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the MPU Merger Sub will merge with and into the Company, with the Company as the surviving entity (“Redomicile Merger”). Following the Redomicile Merger, the Company will become a wholly-owned subsidiary of MPU Cayman, and MPU Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by us and our subsidiaries. The Merger Agreement has been approved by the Boards of Directors of each of the Company, MPU Merger Sub and MPU Cayman. The completion of the proposed transaction is subject to the required approval of the Company’s stockholders, requisite regulatory approvals, the effectiveness of the registration statement on Form F-4 filed by MPU Cayman related thereto, and other customary closing conditions. Pursuant to the Merger Agreement, the Board of Directors of the Company may exercise its discretion to terminate the Merger Agreement, and therefore abandon the Redomicile Merger contemplated therein, at any time prior to the Effective Time (as defined in Merger Agreement), including after the adoption of the Merger Agreement by the Company’s stockholders. As of the date of this prospectus, the Merger Agreement has not been adopted by our stockholders. We have set August 29, 2024 as the date for a special meeting of stockholders seeking such approval. Only stockholders of record at the close of business on July 29, 2024, are entitled to notice of and to vote at such special meeting.

On January 7, 2024, we entered into and closed a definitive Share Exchange Agreement with FunVerse, a company incorporated under the laws of the British Virgin Islands and the sole parent company of Yuder Pte, Ltd., and the shareholders of FunVerse. Following the transaction, the Company now owns sixty percent (60%) of capital stock of FunVerse. Yuder operates FlexTV, a short drama streaming platform based in Singapore that produces English and Thai dramas that are also translated into different languages for our users that are spread across various parts of the world such as Europe, America, and Southeast Asia. In addition to creating original dramas, Yuder also acquires third party content licenses which it then translates and distributes on its FlexTV platform. To deliver diverse and international content to our users, Yuder’s produces film in various parts of the world, including, but not limited to, the United States, Mexico, Australia, Thailand, and Philippines.

Emergence from Chapter 11 Bankruptcy

On March 29, 2021, the Company and its then subsidiaries, JetFleet Holdings Corp., a California corporation (“JHC”), and JetFleet Management Corp. (“JMC” along with JHC, collectively, “Debtors”), filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On August 16, 2021, in the Bankruptcy Court, the Debtors filed unexecuted drafts of its Plan Sponsor Agreement to be entered into between us, Yucheng Hu, TongTong Ma, Qiang Zhang, Yanhua Li, Yiyi Huang, Hao Yang, Jing Li, Yeh Cheng and Yu Wang, and identifying such individuals, collectively, as “Plan Sponsors” (the “Plan Sponsor Agreement”), and related agreements and documents required thereunder (collectively, with the Plan Sponsor Agreement, the “Plan Sponsor Documents”). The Plan Sponsor Documents were intended to cover the transactions contemplated by an investment term sheet entered into with Yucheng Hu and are part of the Debtors’ plan of reorganization as reflected in the Combined Disclosure Statement and Plan filed with the Bankruptcy Court as amended and supplemented from time to time (the “Plan”). On August 31, 2021, the Bankruptcy Court entered an order, Docket No. 0296 (the “Confirmation Order”), confirming the Plan as set forth in the Combined Plan Statement and Plan Supplement.

On September 30, 2021, we emerged from Chapter 11 and pursuant to the Plan Sponsor Agreement, the Company entered into and consummated the transactions contemplated by a Securities Purchase Agreement with the Plan Sponsor, and Yucheng Hu, in the capacity as the representative for the Plan Sponsor thereunder, pursuant to which the Company issued and sold, and the Plan Sponsor purchased, 14,354,635 (adjusted for the Forward Stock Split) shares of our common stock at $0.77 (adjusted for the Forward Stock Split) for each share of common stock for an aggregate purchase price of approximately $11,053,069.

Also on September 30, 2021, and pursuant to the Plan Sponsor Agreement, the Company entered into and consummated the transactions contemplated by a Series A Preferred Stock Purchase Agreement (the “JHC Series A Agreement”) with JHC, pursuant to which JHC issued and sold, and the Company purchased, 104,082 shares of Series A Preferred Stock, no par value, at $19.2156 per share of JHC Series A Preferred Stock, for an aggregate purchase price of $2 million.

Each share of JHC Series A Preferred Stock shall be entitled to one (1) vote on any matter that is submitted to a vote or for the consent of the shareholders of JHC. The JHC Series A Preferred Stock provides the Company with 74.83% voting control over JHC immediately following its issuance.

On January 1, 2022, JMC, a wholly-owned subsidiary of JHC, was merged with and into JHC, with JHC being the surviving entity. As part of the merger, JHC changed its name to JetFleet Management Corp. On August 24, 2023, per the recommendation of JMC’s board of directors, the Company, as a holder of a majority of the voting stock of JMC, elected to approve the winding up and dissolution of JMC. JMC ceased providing aircraft advisory and management services upon winding up and the Company deconsolidated JMC and its subsidiaries in December 2023. On December 14, 2023, JMC was formally dissolved.

Recent Corporate Developments

On August 5, 2024, the Company closed a private placement with two accredited investors relating to the issuance and sale of (i) 340,909 shares of the Company’s common stock at a purchase price of $2.20 per share; (ii) pre-funded warrants to purchase 340,909 shares at a purchase price of $2.199 per pre-funded warrant; (iii) Series A common stock warrants to purchase an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share; and (iv) Series B common stock warrants to purchase an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share. The Pre-Funded Warrants are exercisable immediately upon issuance and expire when exercised in full at an exercise price of $0.001 per share. The Series A and Series B common stock warrants are exercisable immediately. The Series A common stock warrants will expire twenty-four months following the issuance date and the Series B common stock warrants will expire five and one-half years following the issuance date. The aggregate gross proceeds to the Company from the private placement were approximately $1.5 million, before deducting placement agent commissions and estimated offering expenses. The Company expects to use the net proceeds from the sale of securities in the private placement for working capital and general corporate purposes.

On May 21, 2024, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company, $0.001 par value, from 40,000,000 to 75,000,000, effective May 22, 2024.

On May 9, 2024, the Company signed and closed various Subscription Agreements with the May Subscribers, pursuant to which the May Subscribers agreed, subject to certain terms and conditions of the Subscription Agreement, to purchase an aggregate of 1,681,817 shares of common stock, par value $0.001 for an aggregate purchase price of $3,700,000, or $2.20 per share. The Subscription Agreements contain customary representations, warranties and covenants of the parties. The closing of the offering occurred on May 9, 2024.

On August 16, 2024, the Company completed the acquisition of FunVerse through a share exchange agreement under which the Company acquired the remaining forty percent (40%) of voting capital stock of FunVerse in exchange for 1,500,000 shares of the Company’s common stock. As a result of this recent acquisition, the Company now owns 100% of the capital stock of Funverse.

On January 12, 2024, the Company entered into a Unit Agreement with certain the January Subscribers, pursuant to which the January Subscribers agreed, subject to certain terms and conditions of the Unit Agreement, to purchase an aggregate of 2,490,000 Units for an aggregate purchase price of $3,735,000, or $1.50 per Unit. Each Unit consists of one (1) share of common stock of the Company, $0.001 par value, and one Unit Warrant, with each Unit Warrant entitling the holder to purchase one share of common stock at an exercise price of $1.50 per share at any time for a period of up to five (5) years starting six (6) months from the issuance date at which time the Unit Warrant will expire. The Unit Agreement contains customary representations, warranties and covenants of the parties. The closing of the Unit offering occurred on January 17, 2024.

On January 7, 2024, the Company entered into and closed a definitive Share Exchange Agreement with FunVerse, a company incorporated under the laws of the British Virgin Islands and the sole parent company of Yuder, and the shareholders of FunVerse. Before the closing of the Share Exchange Agreement, the shareholders held 85,625,000 ordinary shares of FunVerse, $0.0001 par value per share, which represents all of the issued and outstanding shares of FunVerse. Under the Share Exchange Agreement, Sellers exchanged 51,375,000 of their FunVerse’s shares for 1,500,000 shares of common stock of the Company as per terms and conditions set forth in the Share Exchange Agreement, free and clear of all liens (other than potential restrictions on resale under applicable securities laws), which the parties agreed is valued at $2,175,000, or $1.45 per share of Common Stock. Following the share exchange, the Company owned sixty percent (60%) of capital stock of FunVerse.

Corporate Office

Our headquarters are located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA. Our main telephone number is (650) 340-1888.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

 USE OF PROCEEDS

The selling stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders pursuant to this prospectus. Upon exercise of any of the Warrants for cash, the applicable selling stockholder would pay us the exercise price set forth in the Warrants. We expect to use any such proceeds primarily for our working capital and other corporate and operational purposes. The Warrants are exercisable on a net exercise cashless basis. If any of the Warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable Selling Stockholder upon any such exercise of the Warrants.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear their own broker or similar commissions payable with respect to sales of shares of our common stock.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time, on a resale basis, by the selling stockholders or their permitted transferees, of up to an aggregate of 2,079,545 shares of our Common Stock consisting of: (i) 340,909 shares of Private Placement Common Stock, (ii) 340,909 shares of Common Stock issuable upon exercise of Pre-Funded Warrants held by certain selling stockholders, (iii) 681,818 shares of Common Stock issuable upon exercise of Series A Warrants (iv) 681,818 shares of Common Stock issuable upon exercise of Series B Warrants, and (v) 34,091 share of Common Stock issuable upon the excise of the Placement Agent Warrants owned by certain holders. The shares of common stock being registered for resale hereby consist of the shares that have been issued or are issuable upon exercise of outstanding Warrants that were issued in connection with the Private Placement.

We will pay the expenses relating to such registration other than brokerage commissions in connection with the sale of the common stock under this prospectus by the respective selling stockholders.

All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time. Other than as described in the footnotes below, the selling stockholders do not have any family relationships with our officers, directors or controlling shareholders.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

The Private Placement Common Stock being offered by the selling stockholders are those previously issued to selling stockholders, and those issuable to the selling stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of Private Placement Common Stock and Warrants, see “Business - Recent Corporate Developments” above. We are registering the shares of Private Placement Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Private Placement Common Stock and the Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of Private Placement Common Stock and Warrants, as of August 20, 2024, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Private Placement Common Stock issued to the selling stockholders in the “Business - Recent Corporate Developments” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation, if any. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth certain information concerning the selling stockholders and the shares of common stock beneficially owned by them and offered by them in this prospectus. The percentage of ownership of the selling stockholders in the following table is based upon 40,051,825 shares of common stock outstanding as of August 20, 2024.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(2)
Armistice Capital LLC.(3)	1,022,727	1,022,727	0	0
Intracoastal Capital, LLC(4)	1,022,727	1,022,727	0	0
Craig Schwabe (5)	1,151	1,151	0	0
Charles Worthman (5)	341	341	0	0
Michael Vasinkevich(5)	21,860	21,860	0	0
Noam Rubinstein(5)	10,739	10,739	0	0

(1)	For each selling stockholder, includes shares of common stock known by us to be held by such selling stockholder as of the date of the prospectus plus any shares of common stock that are issuable upon exercise of warrants that are being registered hereunder without giving effect to any beneficial ownership limitations that may exist on such warrants. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold, that are not applicable to this prospectus.

(2)	Assumes the sale of all shares of common stock offered pursuant to this prospectus.

(3)	The securities to be sold pursuant to this prospectus consist of up to 1,022,727 (subject to adjustments) shares of common stock, consisting of 340,909 shares of common stock issued or issuable upon exercise of Pre-Funded Warrants, 340,909 shares of common stock issuable upon exercise of Series A Warrants and 340,909 shares of common stock issuable upon exercise of Series B Warrants, all of which are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the managing member of Armistice Capital. The Warrants are subject to a 4.99% beneficial ownership limitation, which limitations prohibit the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of the Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	The securities to be sold pursuant to this prospectus consist of up to 1,022,727 (subject to adjustments) shares of common stock, consisting of 340,090 shares of common stock, 340,909 shares of common stock issuable upon exercise of Series A Warrants, and 340,909 shares of common stock issuable upon exercise of Series B Warrants, all of which are directly held by Intracoastal Capital LLC. (the “Intracoastal”), a Delaware limited liability company. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital is 245 Palm Trail, Delray Beach, FL 33483.

(5)	The selling stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned consist of shares of common stock issuable upon exercise of Placement Agent Warrants, which were received as compensation in connection with our Private Placement. The selling stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

The selling stockholders, including donees, pledgees, transferees, permitted assigns or other successors in interest (including transferees that receive shares of common stock from the selling stockholders under this prospectus), may use any one or more of the following methods (or in any combination) to sell, distribute or otherwise transfer the securities from time to time:

●	through underwriters or dealers for resale to the public or to investors;

●	directly to one or more purchasers;

●	through agents;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	in block trades;

●	through public or privately negotiated transactions; or

●	any other method permitted pursuant to applicable law.

In particular, the selling stockholders may offer and sell, distribute or otherwise transfer from time to time at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to prevailing market prices; at varying prices determined at the time of sale; or at negotiated prices. These offers and sales or distributions may be effected from time to time in one or more transactions, including:

●	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale or in the over-the-counter market;

●	in transactions other than on a national securities exchange or quotation service or in the over-the-counter market;

●	in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

●	in ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	through the writing of options, convertible securities or other contracts or agreements to be satisfied by the delivery of shares of common stock;

●	through short sales;

●	through privately negotiated transactions;

●	through an exchange distribution in accordance with the rules of the applicable exchange;

●	through broker-dealers who may agree with any selling stockholder to sell a specified number of its shares at a stipulated price per share;

●	through the lending of such securities;

●	by pledge to secure debts and other obligations or on foreclosure of a pledge;

●	through the distribution of such securities by any selling stockholder to its stockholders;

●	through a combination of any of the above methods; or

●	through any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares in open market transactions under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In connection with sales of our common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of shares of our common stock, short and deliver such shares to close out such short positions, or loan or pledge the shares to broker-dealers that may in turn sell such shares. The selling stockholders may also sell shares short and deliver these securities to close out its short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus, as appropriate.

The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under the prospectus, as appropriate.

We have agreed to bear all reasonable expenses incurred in connection with the registration of these shares, including the reasonable fees. The selling stockholders will be required to bear the expenses of any underwriting discounts and commissions incurred for the sale of shares of our common stock.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with the selling stockholders to indemnification by the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on the selling stockholders’ behalf.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the date on which the selling stockholders have publicly sold all of the shares of our common stock covered by this prospectus or the date that all of the shares of our common stock covered by this prospectus (in the opinion of counsel to the selling stockholders) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act.

To the extent permitted by applicable law, the plan of distribution may be modified in a prospectus supplement or otherwise.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our Second Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Fourth Amended and Restated Bylaws (“Bylaws”) are summaries, are not intended to be complete and are qualified in their entirety by reference such Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to our registration statement, of which this prospectus forms a part.

The total number of shares of all classes of capital stock which we have authority to issue is 77,000,000 shares of capital stock, consisting of (i) 75,000,000 shares of common stock, par value $0.001 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our Certificate of Incorporation does not provide for cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our common stock is currently listed on the NYSE American under the symbol “MPU.”

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, $0.001 par value per share, in one or more series. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporate Law, or DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of Certificate of Incorporation and Bylaws, as amended upon the completion of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Forum Selection

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provisions of the DGCL, our Certificate of Incorporation or our Bylaws; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Furthermore, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive-forum provision in our second Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our business.

These exclusive-forum provisions are not intended to apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Warrants

August 2024 Warrants

On August 1, 2024, in connection with the private placement of common stock, we issued (i) pre-funded warrants to purchase up to an aggregate of 340,909 shares at an exercise price of $0.001 per share; (ii) Series A common stock warrants to purchase up to an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share; and (iii) Series B common stock warrants to purchase up to an aggregate of 681,818 shares of Common Stock at an exercise price of $2.20 per share.

The pre-funded warrants are exercisable immediately upon issuance and expire when exercised in full at an exercise price of $0.001 per share. The Series A common stock warrants and Series B common stock warrants are exercisable immediately upon issuance. The Series A common stock warrants will expire twenty-four months following the issuance date and the Series B common stock warrants will expire five and one-half years following the issuance date.

The pre-funded warrants and the Series A common stock warrants and Series B common stock warrants provide that a holder of pre-funded warrants and the Series A common stock warrants and Series B common stock warrants, as applicable, will not have the right to exercise any portion of its pre-funded warrants and the Series A common stock warrants and Series B common stock warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that each holder may increase or decrease the Beneficial Ownership Limitation by giving 61 days’ notice to the Company, but not to any percentage in excess of 9.99%. If there is no effective registration statement at the time of exercise, the pre-funded warrants and the Series A common stock warrants and Series B common stock warrants may be exercised on cashless basis.

The Company also issued to H.C. Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 34,091 shares of Common Stock at an exercise price equal to $2.75 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and a half years from the date of issuance.

January 2024 Warrants

On January 12, 2024, we entered into an Unit Agreement with certain investors pursuant to which an aggregate of 2,490,000 Units consisting of one (1) share of common stock and one (1) Unit Warrant. Each Unit Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $1.50 per share at any time for a period of up to five (5) years starting six (6) months from the issuance date at which time the Unit Warrant will expire.

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon by Lewis Brisbois Bisgaard & Smith LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Mega Matrix Corp. as of December 31, 2023 and 2022 and for the years then ended incorporated in this Registration Statement and Prospectus by reference from the Mega Matrix Corp. Annual Report on Form 10-K[, as amended], for the year ended December 31, 2023, have been audited by Audit Alliance LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Registration Statement and Prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at:

3000 El Camino Real,

Bldg. 4, Suite 200, Palo Alto, CA 94306

Attention: Corporate Secretary

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://www.megamatrix.io/. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

●	Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2023, filed with the SEC on March 18, 2024 and as amended on August 19, 2024 (the “Form 10-K”);

●	Our Quarterly Report on Form 10-Q, as amended, for the period ended March 31, 2024, filed with the SEC on May 8, 2024 and as amended on August 19, 2024, and Form 10-Q for the period ended June 30, 2024, filed with the SEC on August 14, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on May 9, 2024, May 14, 2024, May 22, 2024, June 3, 2024, August 5, 2024, and August 16, 2024; and

●	The description of our Common Stock contained in the Description of Securities filed as Exhibit 4(vi) to the Registrant’s Form 10-K.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this prospectus and prior to the termination or completion of this offering, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to our Secretary at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA; Telephone (650) 340-1888.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Mega Matrix Corp.

Up to 2,079,545 Shares of

Common Stock

PROSPECTUS

_______, 2024

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission and the FINRA filing fee, all amounts are estimates.

SEC registration fee	$622
Legal fees and expenses	$20,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$5,000
Total	$40,622

Item 15. Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Fourth Amended and Restated Bylaws provide that the Registrant shall indemnify its directors, officers employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Indemnification Agreements

The Company executed a standard form of indemnification agreement (“Indemnification Agreement”) with each of its Board members and executive officers (each, an “Indemnitee”).

Pursuant to and subject to the terms, conditions and limitations set forth in the Indemnification Agreement, the Company agreed to indemnify each Indemnitee, against any and all expenses incurred in connection with the Indemnitee’s service as our officer, director and or agent, or is or was serving at the Company’s request as a director, officer, employee, agent or advisor of another corporation, partnership, joint venture, trust, limited liability company, or other entity or enterprise but only if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification provided in the indemnification agreement is applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven. Additionally, the Indemnification Agreement establishes processes and procedures for indemnification claims, advancement of expenses and costs and contribution obligations.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit No.	Description
2.1	Joint Chapter 11 Plan of Reorganization of AeroCentury Corp. and Its Debtor Affiliates. (Incorporated by reference to Exhibit A of the Order of the Bankruptcy Court, as incorporated herein by reference to Exhibit 2.1 to the registrant’s Report on Form 8-K filed with the SEC on August 31, 2021).
2.2	Agreement and Plan of Merger by and between Mega Matrix Corp. and MarsProtocol Inc., dated December 7, 2022 (Incorporated by reference to Exhibit 2.1 to the registrant’s Report on Form 8-K filed with the SEC on December 7, 2022).
2.3	Amended and Restated Agreement and Plan of Merger by and between Mega Matrix Corp. and MarsProtocol Inc., dated April 14, 2023 (Incorporated by reference to Exhibit 2.1 to the registrant’s Report on Form 8-K filed with the SEC on April 17, 2023).
2.4	Second Amended and Restated Agreement and Plan of Merger by and between Mega Matrix Corp., Mega Matrix Inc. and MPU Merger Sub, Inc., dated December 26, 2023 (Incorporated by reference to Exhibit 2.1 to the registrant’s Report on Form 8-K filed with the SEC on December 27, 2023).
4.1	Form of Warrant Certificate (Incorporated herein by reference to Exhibit 4.1 to the registrant’s Report on Form 8-K filed with the SEC on January 18, 2024).
4.2	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 5, 2024).
4.3	Form of Series A Common Stock Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 5, 2024).
4.4	Form of Series B Common Stock Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed with the SEC on August 5, 2024).
4.5	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K filed with the SEC on August 5, 2024).
5.1	Opinion of Lewis Brisbois Bisgaard & Smith LLP
10.1§	Plan Sponsor Agreement, dated as of August 16, 2021, by and among AeroCentury Corp., JetFleet Holding Corp., and JetFleet Management Corp. and Yucheng Hu, Hao Yang, Jing Li, Yeh Cheng, Yu Wang, TongTong Ma, Qiang Zhang, Yanhua Li, and Yiyi Huang. (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.2§	Securities Purchase Agreement, dated as of September 30, 2021, by and among AeroCentury Corp, the Plan Sponsor, and Yucheng Hu, in the capacity as the representative for the Plan Sponsor. (Incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.3§	Series A Preferred Stock Purchase Agreement, dated as of September 30, 2021, by and between JetFleet Holding Corp. and AeroCentury Corp. (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.4	Form of Independent Director Agreement (Incorporated herein by reference to Exhibit 10.4 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.5+	Form of Employment Agreement (Incorporated herein by reference to Exhibit 10.5 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.6+	Employment Agreement by and between AeroCentury Corp and Florence Ng, dated as of October 1, 2021 (Incorporated herein by reference to Exhibit 10.6 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.7†	Alspace Metaverse Project Entrusted Development Agreement between Feng Yue Technology Limited and AeroCentury Corp., dated as of October 1, 2021 (Incorporated herein by reference to Exhibit 10.10 to the registrant’s Report on Form 10-K filed with the SEC on March 30, 2022).
10.8+	Amendment to Employment Agreement by and between AeroCentury Corp. and Florence Ng, dated as of November 1, 2021 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on November 4, 2021).
10.9+	Amendment to Employment Agreement by and between AeroCentury Corp and Yucheng Hu, dated as of December 16, 2021 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on December 17, 2021).
10.10	2021 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on January 3, 2022).
10.11+	Second Amendment to Employment Agreement by and between AeroCentury Corp. and Florence Ng, dated as of March 25, 2022 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on March 25, 2022).
10.15+	Termination Agreement by and between Mega Matrix Corp. and Florence Ng, dated September 16, 2022 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on September 21, 2022).

10.16	Consulting Agreement by and between Mega Matrix Corp. and Florence Ng, dated September 16, 2022 (Incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 8-K filed with the SEC on September 21, 2022).
10.17	Consulting Agreement by and between Mega Matrix Corp. and FNC Advisory Limited, dated September 16, 2022 (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 8-K filed with the SEC on September 21, 2022).
10.18	Form of Securities Purchase Agreement, dated September 29, 2022 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on September 30, 2022).
10.19	Form of Securities Purchase Agreement, dated December 23, 2022 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on December 27, 2022).
10.20	Shareholders Agreement dated March 1, 2023 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on March 7, 2023).
10.21	Termination Agreement between Bit Digital Singapore Pte Ltd., Saving Digital Pte Ltd., and Marsprotocol Technologies Pte Ltd. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 9, 2023).
10.22	Share Exchange Agreement dated January 7, 2024 (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 8, 2024).
10.23	Shareholders Agreement dated January 7, 2024 (Incorporated by reference to Exhibit 10.2 to Form 8-K filed on January 8, 2024).
10.24	Form of Unit Subscription Agreement (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 18, 2024).
10.25+	Termination Agreement between the Company and Yunheng (Brad) Zhang, dated as of January 15, 2024 (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 19, 2024).
10.26+	Form of Restricted Stock Unit Award Agreement under the 2021 Amended and Restated Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to Form 8-K filed on January 19, 2024).
10.27	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2024)
10.28	Form of Independent Director Agreement (incorporated herein by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2024).
10.29	Form of Share Subscription Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 9, 2024)
10.30	Form of Securities Purchase Agreement dated August 1, 2024 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 5, 2024).
10.31	Form of Registration Rights Agreement, dated August 1, 2024 (incorporated herein by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 5, 2024).
10.32	Exchange Agreement dated August 16, 2024 (incorporate herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 16, 2024)
23.1	Consent of Audit Alliance LLP, Independent Registered Public Accounting Firm
23.2	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page in Part II of this Registration Statement)
107	Filing Fee Table

§	Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. The signatory hereby undertakes to furnish supplemental copies of any of the omitted schedules and attachments upon request by the SEC.

+	Management contract or compensatory plan or arrangement.

†	In accordance with Item 601 of Regulation S-K, certain portions of this exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed. The registrant agrees to provide an unredacted copy of the exhibit on a supplemental basis to the SEC or its staff upon request.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

a.

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong S.A.R., the People’s Republic of China, on the 23rd day of August, 2024.

Mega Matrix Corp.

By:	/s/ Yucheng Hu
Yucheng Hu
Chief Executive Officer (Principal Executive Officer)

Known All Persons By These Presents, that each person whose signature appears below appoints Yucheng Hu and Qin (Carol) Wang, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Yucheng Hu	Chairman of the Board, Chief Executive Officer, and President	August 23, 2024
Yucheng Hu	(Principal Executive Officer)

/s/ Qin (Carol) Wang	Chief Financial Officer	August 23, 2024
Qin (Carol) Wang	(Principal Financial and Accounting Officer)

/s/ Junyi Dai	Director	August 23, 2024
Junyi Dai

/s/ Qin Yao	Director	August 23, 2024
Qin Yao

/s/ Siyuan Zhu	Director	August 23, 2024
Siyuan Zhu